Exhibit 4.1

LUMENT FINANCE TRUST, INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: The Board of Directors (the “Board”) of Lument Finance Trust, Inc., a Maryland corporation (the “Corporation”), pursuant to Section 7.2.8 of Article VII of the charter of the Corporation (the “Charter”), has decreased (a) the Aggregate Stock Ownership Limit to 8.75% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Capital Stock for all Persons other than any Excepted Holder, (b) the Common Stock Ownership Limit to 8.75% (in value or number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock for all Persons other than any Excepted Holder and (c) the Series A Ownership Limit to 8.75% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Series A Preferred Stock for all Persons other than a Series A Excepted Holder. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Charter.

SECOND: The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 18th day of February, 2022.

ATTEST:		LUMENT FINANCE TRUST, INC.

By:	/s/James. A. Briggs	By:	/s/James. P. Flynn
Name: James A. Briggs		Name: James P. Flynn
Title: Chief Financial Officer		Title: Chairman of the Board and Chief Executive Officer